Exhibit 99.2
FORM OF DIRECTORS’ RESTRICTED STOCK UNIT AGREEMENT
UNDER THE NEUSTAR, INC. 2005 STOCK INCENTIVE PLAN
     This DIRECTORS’ RESTRICTED STOCK UNIT AGREEMENT (this “Agreement”) is entered into as of                     , 200  , between NEUSTAR, INC. (the “Company”) and                                          (“you”).
1.     Restricted Stock Unit Grant. Subject to the restrictions, terms and conditions of the Plan and this Agreement, the Company hereby awards you                 Restricted Stock Units. A Restricted Stock Unit is a unit of measurement equivalent to one share of Common Stock but with none of the attendant rights of a holder of a share of Common Stock until a share of Common Stock is ultimately distributed in payment of the obligation (other than the right to receive dividend amounts in accordance with Section 8 hereof).
2.     The Plan. The Restricted Stock Units are entirely subject to the terms of the Company’s 2005 Stock Incentive Plan (the “Plan”), including its provisions regarding amendment of Awards. Capitalized terms used but not defined in this Agreement have the meanings set forth in the Plan.
3.     Restrictions on Transfer. You shall not sell, transfer, pledge, hypothecate, assign or otherwise dispose of (any such action, a “Transfer”) the Restricted Stock Units, except as set forth in the Plan or this Agreement. Any attempted Transfer in violation of the Plan or this Agreement shall be void and of no effect.
4.     Vesting Schedule. The Restricted Stock Units shall become vested on the first anniversary of the Grant Date (but shall remain subject to the terms of this Agreement and the Plan) unless you experience a Termination before the applicable Vesting Date. All vesting shall occur only on the Vesting Date, with no proportionate or partial vesting in the period prior to such date.
5.     Payment. The Company shall issue and deliver to you a stock certificate registered in your name, representing the number of shares of Common Stock equal to the number of vested Restricted Stock Units, including any resulting from dividend equivalents (as provided in Section 8 hereof) on the six-month anniversary of your Termination, except that with respect to any fractional shares of Common Stock, the Company shall pay to you a lump sum cash amount equal to the Fair Market Value of such fractional shares of Common Stock. You will be permitted to Transfer such shares of Common Stock, but only to the extent permitted by applicable law.
6.     Forfeiture. Upon your Termination, all unvested Restricted Stock Units shall immediately be forfeited without compensation.
7.     Rights as Common Stockholder. You shall have no rights as a stockholder with respect to any shares covered by the Restricted Stock Units until you shall have become the holder of record of such shares, and, except as provided in Section 8 hereof, no adjustment shall be made for dividends or distributions or other rights in respect of such shares for which the record date is prior to the date upon which you shall become the holder or record thereof.
8.     Dividend Equivalents. As of each dividend payment date for each cash dividend on the Common Stock, the Company shall award you additional restricted stock units, which shall be subject to the same terms and conditions as the Restricted Stock Units granted pursuant to this Agreement. The number of additional restricted stock units to be granted shall equal the product of (x) the per-share cash dividend payable with respect to each share of Common Stock on that date, multiplied by (y) the total number of Restricted Stock Units which have not been paid or forfeited as of the record date for such dividend, divided by the Fair Market Value of one share of Common Stock on the payment date of such dividend. In addition, stock dividends on the Common Stock shall be credited to a dividend book entry account on your behalf with respect to each Restricted Stock Unit, provided that you shall not be entitled to such dividends unless and until the Restricted Stock Unit vests and is paid.
9.     Not a Retention Agreement. The issuance of this Award does not constitute an agreement by the Company to continue to retain you as a director during the entire, or any portion of, the vesting period or otherwise.

10.     Notice. Any notice or communication to the Company concerning the Restricted Stock Units must be in writing and delivered in person, or by U.S. mail, to the following address (or another address specified by the Company): NeuStar, Inc., Attn: Stock Plan Administration, 46000 Center Oak Plaza, Sterling, VA 20166. You will not have any rights with respect to your Restricted Stock Unit Award unless and until you deliver an executed copy of this Agreement to the Company within 60 days of the Grant Date.
NEUSTAR, INC.

By:

	Jeffrey Ganek	Restricted Stock Unit Recipient (You)
Chairman and Chief Executive Officer